Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace,
Chairman, CEO and President
April 28, 2011

Thank you Gail, and good morning everyone.

I am pleased with our performance during the first quarter. We are off to a good start. We have a significant amount of positive momentum occurring in many of the markets served by our businesses. The improvement in our earnings during the first quarter is an outcome of the economic recovery along with the ability of our businesses to generate operating leverage resulting from improving production levels and continuity.

Overall, the trend lines remain positive for most of our businesses. Several of our businesses’ were successful during the first quarter in obtaining orders that provide consistency in their production lines. This normally leads to opportunities for operating leverage.

The demand for railcars in North America was very robust during the first quarter. We were pleased to report that our rail businesses received record quarterly orders for new railcars in the first quarter. Among them was a new 5-year supply agreement with GATX Corporation for 12,500 railcars. This order helps provide production consistency in our railcar manufacturing businesses during the next five years. Our rail businesses are responding well to the increase in railcar demand. We are a very flexible company and will continue to adjust as the business climate shifts and demand fluctuates for our products and services.

Our railcar leasing business is seeing strong demand for railcars. During robust demand periods, we are able to obtain better lease rates for extended lease terms. This helps solidify a solid base of leasing revenues for the future.

Our barge business has obtained orders that fill their production openings for the majority of 2011. One of our barge manufacturing facilities is currently confronted with river flooding conditions. Bill will provide more insight during his comments.

During the first quarter, our structural wind towers business stabilized production schedules at lower levels than in the past. This industry is continuing to work through several fundamental issues that are affecting short term demand for wind towers. Our wind towers business has a backlog of orders that total approximately $1 billion.

Our highway products businesses continue to build momentum as they enter the construction season. Funding for federal highway programs appears to be in place through the balance of the peak construction period. We expect levels of uncertainty to surface as our political leaders work through federal spending budgets. We have a good demand for highway products at this time. We are prepared to respond should demand in this industry shift.

Our overall performance reflects the talents and hard work of our people; the diversification of our businesses; our emphasis on operational excellence; and the strength of our market leadership positions. We are fortunate to have a highly-seasoned group of employees who are extremely capable.

I will now turn it over to Steve Menzies for his comments.